Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

THE RESTATED CERTIFICATE OF INCORPORATION OF

IAC/INTERACTIVECORP

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, IAC/InterActiveCorp, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation:

                                                                                                                                                Article IV is hereby amended by adding the following new Paragraph E at the end thereof:

E.                                      REVERSE STOCK SPLIT

                                                (1)   Upon this amendment becoming effective (the “Effective Time”), a one-for-two reverse stock split of each of the par value $0.001 Common Stock (“Old Common Stock”) and the par value $0.001 Class B Common Stock (“Old Class B Common Stock”) shall become effective, such that (a) every two (2) shares of $0.001 par value Old Common Stock of the Corporation either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time, will be automatically reclassified and combined into one (1) share of $0.001 par value Common Stock of the Corporation, and (b) every two (2) shares of $0.001 par value Old Class B Common Stock of the Corporation either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time, will be automatically reclassified and combined into one (1) share of $0.001 par value Class B Common Stock of the Corporation.

                                                (2) Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock or Old Class B Common Stock, as applicable, shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock or Class B Common Stock, as applicable, into which the shares of Old Common Stock or Old Class B Common Stock, as applicable, represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock or Old Class B Common Stock, as applicable, shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of Common Stock or Class B Common Stock, as applicable, into which the shares of Old Common Stock or Old Class B Common Stock represented by such certificate shall have been reclassified.

SECOND:  That at the annual meeting of stockholders held on August 1, 2008 called in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation voted in favor of such amendment.

THIRD:  That said amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  That said amendment shall become effective at 4:02 p.m., Eastern Daylight Time, on August 20, 2008.

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IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Joanne Hawkins, its Senior Vice President, this 20th day of August, 2008.

IAC/INTERACTIVECORP

By:	/s/ Joanne Hawkins
Name:	Joanne Hawkins
Title:	Senior Vice President